Exhibit 23.1

Chang G. Park, CPA, Ph.D.

 2667 CAMINO DEL RIO S. PLAZA B  /  SAN DIEGO  /  CALIFORNIA 92108-3707

 TELEPHONE (858) 722-5953  / FAX (858) 761-0341 / FAX (858) 433-2979

March 4, 2009

To Whom It May Concern:|

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 3, 2009 on the audited financial statements of Zapnaps, Inc. as of January 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

____________________________

Chang G. Park, CPA
San Diego, CA